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NEWS RELEASE                                            For Information Contact
                                                                       Jim Ryan
                                                        Chief Financial Officer
                                                                   616-388-8019


         BUSSE BROADCASTING CORPORATION REPORTS 1997 RESULTS OF OPERATIONS

     Kalamazoo, Michigan -- March 6, 1998 ... Busse Broadcasting Corporation ("Busse" or the "Company") today announced the unaudited results of operations for the fiscal year ended December 28, 1997. Busse owns and operates the CBS network affiliated stations KOLN-TV, Lincoln, and KGIN-TV, Grand Island, Nebraska (collectively, "KOLN/KGIN-TV"), and the NBC affiliated station WEAU-TV, Eau Claire, Wisconsin (collectively, the "Stations"). KOLN/KGIN-TV serves the Lincoln - Hastings- Kearney, Nebraska television market while WEAU-TV serves the La Crosse - Eau Claire, Wisconsin television market.

COMPARISON OF THE YEARS ENDED DECEMBER 28, 1997 AND DECEMBER 29, 1996

     Net revenue from continuing operations decreased $303,131, or 1.6%, to $18,971,040 from $19,274,171 for the year ended December 28, 1997 compared to the year ended December 29, 1996. Such decrease was primarily attributable to a decrease in net political revenue for the Stations during the year ended December 28, 1997 of approximately $1,046,000, or 89.9%, to $118,000 from
$1,164,000 for the year ended December 29, 1996, reflecting 1997 as the "off-year" of the biannual election cycle. Such decrease in net political revenue was offset in part by growth in local and national net revenue, excluding political net revenue, at KOLN/KGIN-TV. That station recorded a year-to-year increase in net local and national time sales, excluding net political revenue, of approximately 14.0% and 2.7%, respectively, due to a general increase in advertising demand by clients within that station's market. WEAU-TV recorded decreases of approximately 3.7% and 4.6% in net local and national time sales, excluding net political revenue, respectively, during the year ended December 28, 1997 compared to the year ended December 29, 1996 due to decreased advertiser demand within that station's market. Network compensation for the Stations was consistent between the respective fiscal periods.

     Operating expenses, excluding depreciation and amortization expenses, increased $20,263, or 0.2%, to $8,427,942 for the year ended December 28, 1997 from $8,407,679 for the comparable 1996 period. Such slight increase is attributable to a non-recurring gain of $344,782 reflecting the curtailment of the Company's defined benefit retirement plan offsetting other operating expense increases.

     Depreciation expenses increased $17,216, or 0.9%, to $1,871,079 for the year ended December 28, 1997 from $1,853,863 for the comparable 1996 period, reflecting depreciation related to capital assets acquired since December 29, 1996.

     Amortization expenses increased $71,305, or 1.8%, to $3,931,304 for the year ended December 28, 1997 from $3,859,999 for the comparable 1996 period.

     Corporate expenses decreased $48,098, or 3.1%, to $1,523,674 during the year ended December 28, 1997 from $1,571,772 for the comparable 1996 period reflecting, in part, differences in the incurrence of charges for professional services between the respective fiscal periods.


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     Income from continuing operations decreased $363,817, or 10.2%, to
$3,217,041 for the year ended December 28, 1997 from $3,580,858 for the comparable 1996 period reflecting the decreased net revenue and slightly increased operating expenses as discussed above.

     Interest expense decreased $59,495, or 0.7%, to $8,340,845 for the year ended December 28, 1997 from $8,400,340 for the comparable 1996 period reflecting the Company's redemption and/or repayment of certain debt in January and October 1996 offset, in part, by increasing amortization of the original issue discount related to the Company's 11 5/8% Senior Secured Notes due October 15, 2000 (the "Senior Notes").

     Interest income for the year ended December 28, 1997 increased $157,279, or 54.7%, to $445,072 from $287,793 for the comparable 1996 period primarily due to interest earnings on the net proceeds from the sale of Winnebago Color Press, a former operating division of the Company specializing in lithographic printing ("Winnebago"), on December 27, 1996.

     The Company has analyzed its current and deferred tax assets and liabilities and has concluded that no provision for current or deferred federal or state taxes is required for the year ended December 28, 1997.

     Income from discontinued operations for the year ended December 29, 1996 reflects the results for Winnebago which was accounted for as a discontinued operation for the 1996 period and includes $6,896,484 of net revenue for the year then ended. Winnebago was sold on December 27, 1996.

     Station Cash Flow (as defined) decreased approximately $720,000, or 6.6%, to $10,259,000 from $10,979,000 for the year ended December 28, 1997 compared to the year ended December 29, 1996. Such decrease was primarily attributable to a decrease in net political revenue for the Stations and general increases in operating costs and expenses of the Stations, after exclusion of any gains on the defined benefit retirement plan, both as discussed above.

     On February 13, 1998, the Company, its stockholders and Gray Communications Systems, Inc., a Georgia Corporation ("Gray"), entered into a definitive purchase agreement (the "Stock Purchase Agreement") whereby Gray agreed to acquire all of the capital stock of the Company for the aggregate purchase price of (i) $112 million, plus (ii) the Company's cash and cash equivalents, less
(iii) the aggregate amount of the Company's indebtedness and accrued and unpaid interest thereon, including the accreted amount of the Senior Notes. The value of the Company's cash, cash equivalents and aggregate indebtedness will be determined as of the close of business on the business day immediately preceding the closing date of the Stock Purchase Agreement. Consummation of the transactions contemplated by the Stock Purchase Agreement is subject to the receipt of requisite governmental approvals, including the approval of the Federal Communications Commission. The Company can make no assurance as to whether the transactions contemplated by the Stock Purchase Agreement will be completed, but currently anticipates that such transactions will close on or before September 1, 1998.

     A table highlighting the Company's results of operations for the fiscal years ended December 28, 1997 and December 29, 1996 is presented below.


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                           Busse Broadcasting Corporation
                                Financial Highlights


                                            Fiscal Year ended  Fiscal Year ended
                                               December 28,      December 29,
                                                   1997             1996
                                                Unaudited          Audited             %
                                                ------------     ----------          -----
Net revenue from continuing operations         $  18,971,040    $19,274,171         -1.57%

Operating costs and expenses,
  excluding depreciation and amortization          8,427,942      8,407,679          0.24%
Depreciation                                       1,871,079      1,853,863          0.93%
Amortization of intangibles
  and excess reorganization value                  3,931,304      3,859,999          1.85%
                                                ------------     ----------          -----
Total operating costs and expenses
  of continuing operations
                                                  14,230,325     14,121,541          0.77%
Corporate expenses                                 1,523,674      1,571,772         -3.06%
                                                ------------     ----------          -----
Income from continuing operations                  3,217,041      3,580,858        -10.16%

Other income (expense)
  from continuing operations:
    Interest expense                              (8,340,845)    (8,400,340)        -0.71%
    Interest income                                  445,072        287,793         54.65%
    Loss on disposition of assets                   (113,148)       (77,982)        45.10%
    Other income                                      74,254         23,922        210.40%
                                                ------------     ----------          -----
Other expense from continuing operations          (7,934,667)    (8,166,607)        -2.84%
                                                ------------     ----------          -----
Loss from continuing operations
  before income taxes                             (4,717,626)    (4,585,749)         2.88%

Income  taxes                                              -              -            N/A
                                                ------------     ----------          -----
Loss from continuing operations                   (4,717,626)    (4,585,749)         2.88%
                                                ------------     ----------          -----

Discontinued operations:
   Income from operations                                  -        220,468            N/A
   Loss on disposal of operations                          -     (1,929,636)           N/A
                                                ------------     ----------          -----
                                                           -     (1,709,168)           N/A
                                                ------------     ----------          -----
Net loss                                          (4,717,626)    (6,294,917)       -25.06%

Charges to stockholders' equity
 for Series A preferred stock dividends in
 arrears                                          (4,822,453)    (4,663,471)         3.41%
                                                ------------     ----------          -----
Net loss attributable to common stockholders   $  (9,540,079)  $(10,958,388)       -12.94%
                                                ------------     ----------          -----
                                                ------------     ----------          -----
Per common share (basic and diluted):
   Loss from continuing operations          $         (43.80)  $     (42.58)
   Income (loss) from discontinued operations           -            (15.87)
   Series A preferred stock dividends in arrears      (44.78)        (43.30)
                                                ------------     ----------
   Net loss                                 $         (88.58)  $    (101.75)
                                                ------------     ----------
                                                ------------     ----------
Weighted average common shares outstanding           107,700        107,700
                                                ------------     ----------
                                                ------------     ----------
Station Cash Flow (in thousands) (Note 1)  $          10,259   $     10,979         -6.56%
                                                ------------     ----------          -----
                                                ------------     ----------          -----
Station Cash Flow Margin (Note 2)                     54.08%         56.96%


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NOTE 1  "Station Cash Flow" is defined as income from continuing operations for the Stations plus, to the extent included therein, corporate expenses, depreciation and amortization (including amortization of program rights) less cash payments for program rights. The Company has included Station Cash Flow data because such data are commonly used as a measure of performance for broadcast companies and are also used by investors to measure a company's ability to service debt. Station Cash Flow is not, and should not be used as, an indicator or alternative to operating income, net income or cash flow as reflected in the consolidated financial statements, is not a measure of financial performance under generally accepted accounting principles, is not a depiction of funds available for dividends, capital expenditures or other discretionary uses and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. In addition, Station Cash Flow as determined by the Company may not be comparable to related or similar measures as reported by other companies.

NOTE 2 "Station Cash Flow Margin" is defined as Station Cash Flow divided by net revenue from the Stations.